Exhibit 99.1

101 Gateway Centre Parkway • Richmond, Virginia  23235 • Telephone: 804-267-8000 • Fax: 804-267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE: July 23, 2003	CONTACTS: G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LANDAMERICA ANNOUNCES RECORD SECOND QUARTER

RESULTS

LandAmerica Financial Group, Inc. (NYSE:  LFG), a leading provider of real estate transaction services, today reported record second quarter operating results for the quarter ended June 30, 2003.

Second Quarter 2003

Second Quarter 2002

Revenues

$847.3 Million

$617.0 Million

Net income

$62.0 Million

$25.8 Million

Net income per diluted share

$3.33

$1.38

  Six Months 2003

 Six Months 2002

Revenues

$1,557.1 Million

$1,181.1 Million

Net income

$104.0 Million

$43.2 Million

Net income per diluted share

$5.62

$2.31

FINANCIAL HIGHLIGHTS

•

Revenues of $847.3 million for the second quarter 2003 improved 37.3%, compared to the second quarter of 2002, and represented the best second quarter in the company’s history.

•

Net income of $62.0 million for the second quarter of 2003 increased 140.4% from the $25.8 million reported in the second quarter of 2002.

•

Cash flow from operations was $165.7 million for the first half of 2003 compared to $74.2 for the first half of 2002.

“With the second quarter of 2003, LandAmerica continued to set performance records,” said Charles H. Foster, Jr., chairman and chief executive officer.  “Revenues were at an all time quarterly high of $847.3 million, an increase of over 37% from the second quarter of 2002.  Our open order count for the just completed quarter was a record-setting 453,000 with over 173,000 of those orders opened in the month of June giving us a very robust pipeline heading into the third quarter.

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“The year 2002 was the best year in LandAmerica’s history measured by revenue and net income and on the strength of both the housing markets and residential refinancing activity, this year’s results are running well ahead of 2002.”

The company will sponsor a conference call for analysts and shareholders on Thursday, July 24, 2003 at 10:00 a.m. Eastern Time to discuss the second quarter results.  Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica”.  Also, the call will be simultaneously broadcast over the internet via LandAmerica’s web site (www.landam.com), under the Financial Info section.  Additionally, an audio archive of the call can be accessed two hours after the completion of the live call via LandAmerica’s web site.

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LandAmerica Financial Group, Inc. and Subsidiaries - Summary of Operations

(In thousands except per share data)

Three months ended June 30,		Six months ended June 30,
2003	2002	2003	2002
Title and other operating revenues:
Direct operations	$ 382,888	$ 254,618	$ 692,926	$ 494,038
Agency operations	451,438	349,400	837,848	661,238
	834,326	604,018	1,530,774	1,155,276
Investment income	12,993	12,984	26,375	25,813
Gain (loss) on sales of investments	983	(193)	3,171	(23)
Total revenues	848,302	616,809	1,560,320	1,181,066

Salaries and employee benefits	211,881	158,916	403,146	323,303
Agents’ commissions	362,011	276,680	670,761	523,955
Provision for policy and contract claims	49,301	24,346	83,609	46,439
Interest expense	3,038	3,074	6,048	6,291
Amortization of intangibles	1,002	123	1,102	245
Exit and termination costs	-	14,132	-	17,322
General, administrative and other	124,938	99,859	234,915	197,074
Total expenses	752,171	577,130	1,399,581	1,114,629

Income before income taxes	96,131	39,679	160,739	66,437
Income tax expense	34,128	13,888	56,741	23,253
Net income	$ 62,003	$ 25,791	$ 103,998	$ 43,184
Net income per common share	$3.38	$1.39	$5.68	$2.33
Net income per common share assuming dilution	$3.33	$1.38	$5.62	$2.31
Gain (loss) per diluted share on sale of investments, net of taxes	$0.03	-	$0.11	-
Diluted EPS before gain (loss) on sales of investments, net of taxes	$3.30	$1.38	$5.51	$2.31
Weighted average shares outstanding	18,370	18,536	18,320	18,532
Weighted average shares outstanding assuming dilution	18,593	18,719	18,509	18,688
Cash flow from operations	143,964	58,895	165,701	74,226
Orders opened
April	129.0	78.8
May	151.0	81.6
June	173.5	79.8
Total orders opened	453.5	240.2	827.5	477.8
Total orders closed	320.4	177.3	577.6	361.3

			June 30, 2003	December 31, 2002

Cash and investments	$ 1,391,488	$ 1,242,215
Total assets	2,098,528	1,910,832
Policy and contract claims	606,841	574,467
Shareholders’ equity	981,854	863,620
Book value per share attributable to common shareholders	$52.79	$47.07
Book value per share attributable to intangibles (goodwill)	$11.51	$10.99
Tangible book value per share attributable to common shareholders	$41.28	$36.08

The company cautions readers that the statements contained herein regarding the company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

LandAmerica Financial Group, Inc., headquartered in Richmond, Virginia, is a leading provider of title insurance and a broad range of real estate-related products and services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 700 offices and a network of 10,000 agents throughout the United States, Canada, Mexico, the Caribbean, Central and South America.  More information about the company and an archive of its press releases can be found at www.landam.com.

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